EHEALTH, INC.
2016 CHIEF EXECUTIVE OFFICER BONUS PLAN
(Effective July 1, 2016)
1.Plan Objectives.
•Reward the Chief Executive Officer (the “CEO”) of eHealth, Inc. (the “Company”) for achieving stated business objectives for the remainder of fiscal 2016
•Build long-term stockholder value
•Provide competitive compensation for the CEO
2.
    Administration. The Compensation Committee of the Company will administer the 2016 Chief Executive Officer Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. The Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.
3.
    Eligibility. The CEO is the sole participant in the Plan. The CEO must be employed at the time of payment to earn any payment under the Plan.
4.
    Term. Commencing on July 1, 2016 and ending on December 31, 2016.
5.
    Target Incentive Payout. Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentage and aggregate incentive for the CEO under the Plan. The aggregate “Target Incentive Award” for the CEO is equal to the CEO’s Annual Salary (pro-rated for the portion of the year he was employed as the CEO) multiplied by the Target Incentive Percentage.
6.
    Incentive Determination. One hundred percent (100%) of the CEO’s potential Target Incentive Award is based upon achievement of goals (each, a “Goal”), as set forth in the resolutions of and as approved by the Compensation Committee and subject to adjustment as set forth elsewhere in the Plan. The Compensation Committee, in its sole discretion, will determine the extent to which the Goals have been achieved. The Compensation Committee may (a) increase, eliminate or reduce the actual award that otherwise would be payable based on the achievement of Goals, and (b) determine whether or not the CEO will receive an actual award in the event the CEO incurs a termination of employment prior to the date the actual award is to be paid pursuant Section 7.
7.
    Payment. Payment under the Plan will be made following the end of the 2016 fiscal year and after the Compensation Committee has determined to what extent a bonus has been earned. Any earned bonus will be paid no later than March 15, 2017. All payments under the Plan are intended to fall within the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and under Section 1.409A-1(b)(4) of the Treasury Regulations or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), and the Plan will be interpreted consistent with that intent. All Plan payments will be made net of applicable tax withholding.
8.
    Employment at Will. The employment of the CEO at the Company is terminable at any time by either party, with or without cause being shown or advance notice by either party. The Plan will not be construed to create a contract of employment for a specified period of time between the Company and any employee.
9.
    Entire Agreement. The Plan is the entire agreement between the Company and the CEO regarding the subject matter of the Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of the Plan.
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EXHIBIT A

Salary, Incentive and Incentive Percentage for the CEO

			INCENTIVE %		INCENTIVE $
OFFICERS	SALARY*	TITLE	TARGET	MAX	TARGET	MAX
Scott Flanders	$600,000	CEO	100%	150%	$600,000	$900,000

* Base salary to be prorated for portion of year the CEO was employed by the Company (i.e., as of May 31, 2016)